Exhibit 99.1

ZYNGA ANNOUNCES FOURTH QUARTER AND 2014 FINANCIAL RESULTS

DELIVERS $182.4M IN BOOKINGS AND $9.4M IN ADJUSTED EBITDA

Announces Entrance into Mobile Action Strategy Category with Upcoming Launches of NaturalMotion’s Dawn of Titans and Zynga’s Empires & Allies

Expands FarmVille Franchise into the Mobile Match 3 Category with the Upcoming Launch of FarmVille: Harvest Swap

Announces Zynga China Studio Closure

SAN FRANCISCO – February 12, 2015 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the fourth quarter ended December 31, 2014.

“2014 was a year of progress for Zynga – we came together as one team and applied more discipline and rigor to our business. In the fourth quarter, we increased mobile bookings to 60% of our total bookings mix, expanded our mobile audience with monthly mobile consumers up 87% year over year, and grew our core franchise bookings by 35% year over year,” said Don Mattrick, CEO, Zynga.

“In 2015, we will focus on three priorities: driving mobile growth, launching more products in more evergreen categories and building on our social legacy. We will deliver a 100 percent mobile-first new product slate featuring new games, with a goal of ending 2015 with more than 75% of our fourth quarter bookings coming from mobile. I am excited by the boldness of our 2015 product aspirations – this year we expect to launch between 6 to 10 new games in important categories like Match 3 and Action Strategy. We are building a high performing culture which takes time and while we would like to go faster, we are being methodical and purposeful about our decisions. We have a healthy balance sheet with $1.1 billion in cash and marketable securities which gives us staying power and the ability to invest in our future growth.”

Business and Audience Highlights

•	Generated bookings of $182.4 million, Adjusted EBITDA of $9.4 million and Non-GAAP net loss of $2.5 million in the fourth quarter of 2014.

•	Delivered a 120% increase in fourth quarter mobile bookings year over year and a 14% increase quarter over quarter.

•	In terms of platform mix, mobile bookings represented 60% of total bookings in the fourth quarter of 2014, up from 34% in the fourth quarter of 2013.

•	Drove mobile audience growth, with fourth quarter mobile monthly audience up 87% year over year and mobile daily users up 41% year over year.

•	Achieved record advertising results in the fourth quarter, with a 41% sequential increase in ad bookings, excluding licensing and developer payments.

Product Highlights

•	Ongoing efforts to grow and sustain Zynga’s core franchises – FarmVille, Zynga Casino and Words With Friends – resulted in 35% growth year over year in terms of total fourth quarter bookings.

•	In the fourth quarter, Hit It Rich! Slots delivered double digit percentage bookings growth, up 27% sequentially.

•	Entered into the mobile Runner category with the launch of Looney Tunes Dash!, which has been downloaded more than 30 million times, approximately 86% of which are players that are new to Zynga games.

•	Launched New Words With Friends in the fourth quarter and grew monthly active users by 35% quarter over quarter.

•	In January 2015, expanded Words franchise with the worldwide launch of Words On Tour on iOS, Android and Facebook.

Financial Highlights (in thousands, except per share data)

	Quarter ended		Year ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP Results
Revenue	$192,547	$176,362	$690,410	$873,266
Net income (loss)	$(45,126)	$(25,242)	$(225,900)	$(36,982)
Diluted net income (loss) per share	$(0.05)	$(0.03)	$(0.26)	$(0.05)
Non-GAAP Results
Bookings	$182,352	$146,677	$694,300	$716,176
Adjusted EBITDA	$9,432	$2,603	$39,932	$46,549
Non-GAAP net income (loss)	$(2,451)	$(20,834)	$(12,582)	$(34,073)
Non-GAAP net income (loss) per share	$0.00	$(0.03)	$(0.01)	$(0.04)

Zynga Enters Into the Mobile Action Strategy Category

Today, Zynga announced it is entering the mobile Action Strategy category with two new titles currently in development across NaturalMotion and Zynga.

Starting with NaturalMotion, today Zynga detailed the upcoming mobile release of Dawn of Titans. The first new game in NaturalMotion’s 2015 product pipeline, Dawn of Titans is set in a beautiful world where players command armies of thousands, train titans and lead their alliance to victory. The game leverages NaturalMotion’s proprietary mobile technology and engine to create unprecedented mobile visuals, animation and a depth-of-gameplay that supersedes anything found today on mobile. Dawn of Titans will enter its first of many geo-lock phases in the coming weeks and is expected to launch globally in 2015.

Next, Zynga is readying the mobile launch of a modern military strategy game, Empires & Allies. The game allows players to take control of the weapons of modern war – tanks, helicopters and warplanes – and deploy the military technology of tomorrow. Empires & Allies is currently in geo-lock in Canada, Australia, New Zealand and India and is slated to launch worldwide in the coming months.

Expands FarmVille Franchise Into Match 3 Category

Zynga also announced today that it is bringing its blockbuster FarmVille brand – which to date has reached nearly 700 million lifetime installs since 2009 – to the Match 3 category with a new title called FarmVille: Harvest Swap. The game marries the fiction of FarmVille with 3D graphics, a progression map and immersive challenges that add new strategic depth to the Match 3 category. FarmVille: Harvest Swap entered geo-lock testing across Canada, Australia and the Philippines and will launch worldwide as a cross-platform mobile and web game in 2015.

Announces Zynga China Studio Closure

Today, Zynga announced the closure of its Zynga China studio. The closure will affect all 71 employees in the Beijing-based studio, and will result in an annualized cost savings of $7 million dollars.

Fourth Quarter Operational Metrics

•	Average daily bookings per average DAU (ABPU) increased from $0.060 in the fourth quarter of 2013 to $0.079 in the fourth quarter of 2014, up 31% year over year. On a consecutive quarter basis, ABPU was up 8% from $0.073 in the third quarter of 2014.

•	Monthly Unique Payers (MUPs) in the fourth quarter of 2014 were 1.1 million, compared to 1.3 million in the fourth quarter of 2013. On a consecutive quarter basis, MUPs were down 16% from 1.3 million in the third quarter of 2014.

•	Daily active users (DAUs) in the fourth quarter of 2014 were 25 million, compared to 27 million in the fourth quarter of 2013. On a consecutive quarter basis, DAUs were down 4% from 26 million in the third quarter of 2014. Web DAUs and Mobile DAUs were 6 million and 19 million in the fourth quarter of 2014, respectively.

•	Monthly active users (MAUs) in the fourth quarter of 2014 were 108 million, compared to 112 million in the fourth quarter of 2013. On a consecutive quarter basis, MAUs were down 3% from 112 million in the third quarter of 2014. Web MAUs and Mobile MAUs were 28 million and 80 million in the fourth quarter of 2014, respectively.

•	Monthly unique users (MUUs) in the fourth quarter of 2014 were 71 million, compared to 80 million in the fourth quarter of 2013. On a consecutive quarter basis, MUUs were down 7% from 77 million in the third quarter of 2014.

Fourth Quarter 2014 Financial Summary

•	Revenue: Revenue was $193 million for the fourth quarter of 2014, an increase of 9% compared to the fourth quarter of 2013 and an increase of 9% compared to the third quarter of 2014. Online game revenue was $135 million, a decrease of 11% compared to the fourth quarter of 2013 and a decrease of 3% compared to the third quarter of 2014. Advertising revenue was $58 million, an increase of 139% compared to the fourth quarter of 2013 and an increase of 55% compared to the third quarter of 2014. FarmVille 2, Zynga Poker, and Hit it Rich! Slots accounted for 23%, 20% and 16% of online game revenue, respectively, for the fourth quarter of 2014 compared to 27%, 22% and 12%, respectively, for the third quarter of 2014.

•	Bookings: Bookings were $182 million for the fourth quarter of 2014, an increase of 24% compared to the fourth quarter of 2013 and an increase of 4% compared to the third quarter of 2014.

•	Net loss: Net loss was $45 million for the fourth quarter of 2014, compared to a net loss of $25 million for the fourth quarter of 2013 and compared to a net loss of $57 million for the third quarter of 2014.

•	Adjusted EBITDA: Adjusted EBITDA was $9 million for the fourth quarter of 2014 compared to $3 million for the fourth quarter of 2013 and $2 million in the third quarter of 2014.

•	Non-GAAP net loss: Non-GAAP net loss was $2 million for the fourth quarter of 2014, compared to non-GAAP net loss of $21 million in the fourth quarter of 2013 and non-GAAP net loss of $7 million in the third quarter of 2014.

•	Net loss per share: Diluted net loss per share was $0.05 for the fourth quarter of 2014 compared to a net loss per share of $0.03 for the fourth quarter of 2013 and a net loss per share of $0.06 for the third quarter of 2014.

•	Non-GAAP net loss per share: Non-GAAP net loss per share was $0.00 for the fourth quarter of 2014 compared to a non-GAAP net loss per share of $0.03 for the fourth quarter of 2013 and a non-GAAP net loss per share of $0.01 for the third quarter of 2014.

•	Cash and cash flow: As of December 31, 2014, cash, cash equivalents and marketable securities were approximately $1.15 billion, compared to $1.14 billion as of September 30, 2014. Cash flow from operations was $4 million for the fourth quarter of 2014, compared to $8 million for the fourth quarter of 2013 and ($2) million for the third quarter of 2014. Free cash flow was $2 million for the fourth quarter of 2014 compared to $7 million for the fourth quarter of 2013 and ($5) million for the third quarter of 2014.

2014 Annual Financial Summary

•	Revenue: Revenue was $690 million in 2014, a decrease of 21% on a year over year basis. Online game revenue was $537 million, a decrease of 29% on a year over year basis. Advertising revenue was $153 million, an increase of 34% on a year over year basis.

•	Bookings: Bookings were $694 million in 2014, a decrease of 3% on a year over year basis.

•	Net loss: Net loss was $226 million in 2014, which included $129 million of stock-based expense, $24 million of restructuring expense and a $7 million income tax benefit.

•	Adjusted EBITDA: Adjusted EBITDA was $40 million in 2014, a decrease of 14% year over year, primarily due to the decline in bookings.

•	Non-GAAP net loss: Non-GAAP net loss was $13 million in 2014, a decrease of 63% year over year, primarily due to a decrease in headcount related expenses.

•	Net loss per share: Basic and diluted net loss per share was $0.26 for the full year 2014, compared to a net loss per share of $0.05 for the full year 2013.

•	Non-GAAP net loss per share: Non-GAAP net loss per share was $0.01 for the full year 2014, compared to a non-GAAP net loss per share of $0.04 for the full year 2013.

•	Cash and cash flow: As of December 31, 2014, cash, cash equivalents and marketable securities were approximately $1.15 billion, compared to $1.54 billion as of December 31, 2013. Cash flow from operations was ($5) million for the year ended December 31, 2014, compared to $29 million for the year ended December 31, 2013. Free cash flow was ($14) million for the year ended December 31, 2014 as compared to $10 million for the year ended December 31, 2013 as reported.

First Quarter Outlook

Zynga’s outlook for the first quarter of 2015 is as follows:

•	Revenue is projected to be in the range of $155 million to $165 million

•	Net loss is projected to be in the range of $60 million to $52 million

•	Net loss per share is projected to be in the range of $0.07 and $0.06, based on a share count projected to be approximately 896 million shares

•	Bookings are projected to be in the range of $140 million to $150 million

•	Adjusted EBITDA is projected to be in the range of ($25) million to ($15) million

•	Non-GAAP net loss per share is projected to be in the range of ($0.03) to ($0.02), based on a share count projected to be approximately 896 million shares

Conference Call Details

Zynga will host a conference call today, February 12, 2015, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics:

Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 for definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU.”

MUUs and MUPs in this press release exclude MUUs and MUPs from NaturalMotion as the necessary data is not yet available.

We acquired NaturalMotion in February 2014. As a result, the financial information presented in this press release for 2013 does not reflect any contribution from NaturalMotion.

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU. The operating metrics described above are recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking the activity of user accounts. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the first quarter 2015 revenue, net loss, diluted net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net income (loss) per share and non-GAAP weighted average diluted share count; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; the breadth and depth of our game slate for 2015 and the success of this slate, including as it relates the investment in 2014 and the first half of 2015; the goal to end 2015 with more than 75% of our Q4 bookings coming from mobile; our planned launch of mobile first games and new features for existing games, including our planned launch of 6-10 games in 2015, including Dawn of Titans, Empires & Allies and Farmville Harvest Swap; our

ability to grow our mobile bookings; our ability to execute against our strategy and deliver long term value for our shareholders, consumers and employees; our ability to implement our new game development, testing and marketing processes to effectively launch the diversified game slate from Zynga and NaturalMotion and take advantage of our scale to aggressively compete and take advantage of the market opportunity in our industry in 2015; the closure of our China studio and the annualized cost savings resulting from this closure; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; our entry into, or expanded game offerings in, new evergreen content categories, the evergreen and commercial potential of these categories, the timely launch of games in these categories and the success of these games; our ability to monetize these games; our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to sustain and expand key games to sustain and grow audience, bookings and engagement, including our top franchises—Casino, Words With Friends, FarmVille, Racing and People Simulation; our ability to build on our social legacy in both our web games and our new mobile games, maintain and grow our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; and market opportunity in the social gaming market, including the mobile market and advertising market and our ability to capitalize on and contribute to this market opportunity. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games to sustain or grow audience, bookings and engagement, our relationship with Facebook or changes in the Facebook platform, our relationship and/or agreements with Apple, Google and Android platform providers and/or changes in the Android or iOS platforms, our relationship and/or agreements with key licensing partners, delays or challenges in implementing cost-cutting activities and our ability to control and reduce expenses, our use of working capital in general, attrition and declines in our existing games, our ability to launch new games and features in a timely manner and monetize these games and features effectively on the web and on mobile, including planned features for our existing games, planned launches from NaturalMotion, planned launches from our franchises and planned launches in new evergreen categories, the effectiveness of our marketing initiatives and ability to obtain game featuring from partners, seasonal changes in advertising rates, our ability to successfully identify new evergreen content categories and launch games that will capture the market potential of these categories, our ability to run successful in game advertising campaigns, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, our ability to protect our players’ information and adequately address privacy concerns, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees and retain and attract new talent and our ability to work as a team to execute against our strategy, acquisitions by us, and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2014 and in our Annual Report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2014 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including Bookings, Adjusted EBITDA, free cash flow, non-GAAP net loss and non-GAAP net loss per share, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and first quarter 2015 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures.

Some limitations of Bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP net loss per share, and free cash flow:

•	Adjusted EBITDA and non-GAAP net loss do not include the impact of stock-based expense, asset impairment charges, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Bookings, Adjusted EBITDA and non-GAAP net loss do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net loss excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net loss do not include gains and losses associated with significant legal settlements;

•	Non-GAAP net loss per share gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, and free cash flow, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations and GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact

Investors – Darren Yip

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$131,303	$465,523
Marketable securities	785,221	659,973
Accounts receivable	89,611	65,667
Income tax receivable	3,304	6,943
Deferred tax assets	2,765	16,293
Restricted cash	48,047	3,493
Other current assets	22,688	23,507

Total current assets	1,082,939	1,241,399
Long-term marketable securities	231,385	416,474
Goodwill	650,778	227,989
Other intangible assets, net	66,861	18,282
Property and equipment, net	297,919	348,793
Other long-term assets	18,911	26,148

Total assets	$2,348,793	$2,279,085

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,965	$20,973
Other current liabilities	164,150	68,866
Deferred revenue	189,923	186,663

Total current liabilities	369,038	276,502
Deferred revenue	3,882	3,252
Deferred tax liabilities	5,323	—
Other non-current liabilities	74,858	122,060

Total liabilities	453,101	401,814
Stockholders’ equity:
Common stock and additional paid in capital	3,096,982	2,823,743
Accumulated other comprehensive income (loss)	(29,175)	(1,046)
Accumulated deficit	(1,172,115)	(945,426)

Total stockholders’ equity	1,895,692	1,877,271

Total liabilities and stockholders’ equity	$2,348,793	$2,279,085

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Online game	$135,011	$152,310	$537,619	$759,572
Advertising and other	57,536	24,052	152,791	113,694

Total revenue	192,547	176,362	690,410	873,266
Costs and expenses:
Cost of revenue	55,492	58,876	213,570	248,358
Research and development	105,134	78,475	396,553	413,001
Sales and marketing	41,898	24,763	157,364	104,403
General and administrative	38,961	41,725	167,664	162,918
Impairment of intangible assets	—	—	—	10,217

Total costs and expenses	241,485	203,839	935,151	938,897

Income (loss) from operations	(48,938)	(27,477)	(244,741)	(65,631)
Interest income	779	915	3,266	4,148
Other income (expense), net	5,580	1,079	8,248	(3,386)

Income (loss) before income taxes	(42,579)	(25,483)	(233,227)	(64,869)
Provision for (benefit from) income taxes	2,547	(241)	(7,327)	(27,887)

Net income (loss)	$(45,126)	$(25,242)	$(225,900)	$(36,982)

Net income (loss) per share:
Basic and diluted	$(0.05)	$(0.03)	$(0.26)	$(0.05)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	890,350	820,435	874,509	799,794
Stock-based expense included in the above line items:
Cost of revenue	$1,232	$819	$4,623	$468
Research and development	23,380	15,024	83,673	61,931
Sales and marketing	1,422	(248)	5,927	8,079
General and administrative	9,731	3,732	35,010	13,915

Total stock-based expense	$35,765	$19,327	$129,233	$84,393

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating activities
Net income (loss)	$(45,126)	$(25,242)	$(225,900)	$(36,982)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,341	32,142	82,894	129,047
Stock-based expense	35,765	19,327	129,233	84,393
Accretion and amortization on marketable securities	2,278	3,265	10,061	17,575
(Gain) loss from sales of investments, assets and other, net	(3,741)	710	(1,610)	8,147
Tax benefits (costs) from stock-based awards	(86)	(452)	(86)	(11,244)
Excess tax benefits from stock-based awards	86	452	86	11,244
Deferred income taxes	(869)	(513)	(10,982)	(18,766)
Impairment of intangible assets	—	—	—	10,217
Changes in operating assets and liabilities:
Accounts receivable, net	(3,046)	904	(16,489)	40,806
Income tax receivable	2,233	(867)	5,433	(1,336)
Other assets	4,831	3,738	971	3,932
Accounts payable	(474)	403	(6,393)	(2,325)
Deferred revenue	(10,195)	(29,685)	3,643	(157,090)
Other liabilities	4,348	3,550	24,628	(48,944)

Net cash provided by (used in) operating activities	4,345	7,732	(4,511)	28,674
Investing activities
Purchase of marketable securities	(141,253)	(252,977)	(758,509)	(1,074,919)
Sales and maturities of marketable securities	138,526	310,522	806,232	1,244,841
Acquisition of property and equipment	(2,123)	(469)	(9,201)	(7,813)
Proceeds from sale of property and equipment	—	3,057	5,059	3,057
Business acquisition, net of cash acquired	(700)	—	(392,411)	(18,054)
Restricted cash	—	—	—	227
Other investing activities, net	4,314	(91)	4,671	137

Net cash (used in) provided by investing activities	(1,236)	60,042	(344,159)	147,476
Financing activities
Repurchase of common stock	—	—	—	(9,302)
Taxes paid related to net share settlement of equity awards	(253)	(356)	(1,216)	(1,387)
Proceeds from employee stock purchase plan and exercise of stock options	693	11,793	16,421	26,115
Excess tax benefits from stock-based awards	(86)	(452)	(86)	(11,244)
Repayment of debt	—	—	—	(100,000)

Net cash provided by (used in) financing activities	354	10,985	15,119	(95,818)
Effect of exchange rate changes on cash and cash equivalents	(438)	46	(669)	(758)
Net increase (decrease) in cash and cash equivalents	3,025	78,805	(334,220)	79,574
Cash and cash equivalents, beginning of period	128,278	386,718	465,523	385,949

Cash and cash equivalents, end of period	$131,303	$465,523	$131,303	$465,523

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Reconciliation of Revenue to Bookings
Revenue	$192,547	$176,362	$690,410	$873,266
Change in deferred revenue	(10,195)	(29,685)	3,890	(157,090)

Bookings	$182,352	$146,677	$694,300	$716,176

Reconciliation of Net income to Adjusted EBITDA
Net loss	$(45,126)	$(25,242)	$(225,900)	$(36,982)
Provision for (benefit from) income taxes	2,547	(241)	(7,327)	(27,887)
Other income (expense), net	(5,580)	(1,079)	(8,248)	3,386
Interest income	(779)	(915)	(3,266)	(4,148)
Restructuring expense	(3,391)	7,366	24,281	44,683
Gain (loss) on legal settlements	5,250	—	5,250	—
Depreciation and amortization	18,341	32,142	82,894	129,047
Impairment of intangible assets	—	—	—	10,217
Contingent consideration fair value adjustment	12,600	930	32,700	930
Acquisition-related transaction expenses	—	—	6,425	—
Stock-based expense	35,765	19,327	129,233	84,393
Change in deferred revenue	(10,195)	(29,685)	3,890	(157,090)

Adjusted EBITDA	$9,432	$2,603	$39,932	$46,549

Reconciliation of Net income to Non-GAAP net income
Net loss	$(45,126)	$(25,242)	$(225,900)	$(36,982)
Impairment of intangible assets	—	—	—	10,217
Contingent consideration fair value adjustment	12,600	930	32,700	930
Acquisition-related transaction expenses	—	—	6,425	—
Stock-based expense	35,765	19,327	129,233	84,393
Amortization of intangible assets from acquisitions	6,493	726	22,401	10,341
Change in deferred revenue	(10,195)	(29,685)	3,890	(157,090)
Restructuring expense	(3,391)	7,366	24,281	44,683
Gain (loss) on legal settlements	5,250	—	5,250	—
Tax effect of non-GAAP adjustments to net income	(3,847)	5,744	(10,862)	9,435

Non-GAAP net loss	$(2,451)	$(20,834)	$(12,582)	$(34,073)

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	890,350	820,435	874,509	799,794

Non-GAAP diluted shares	890,350	820,435	874,509	799,794

Non-GAAP net income (loss) per share:	$0.00	$(0.03)	$(0.01)	$(0.04)

Reconciliation of Cash provided by operating activities to Free cash flow
Net cash provided by operating activities	4,345	7,732	(4,511)	28,674
Acquisition of property and equipment	(2,123)	(469)	(9,201)	(7,813)
Excess tax benefits (loss) from stock-based awards	(86)	(452)	(86)	(11,244)

Free cash flow	$2,136	$6,811	$(13,798)	$9,617

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	2,547	(241)	(7,327)	(27,887)
Stock-based expense	2,571	(798)	6,262	2,768
Amortization of intangible assets from acquisitions	457	5	1,086	539
Contingent consideration fair value adjustment	791	345	1,584	345
Acquisition-related transaction expenses	58	—	312	—
Impairment of intangible assets	—	—	—	2,043
Change in deferred revenue	(368)	(5,318)	188	(17,634)
Restructuring expense	84	22	1,176	2,504
Gain (loss) on legal settlements	254	—	254	—

Non-GAAP provision for (benefit from) income taxes	$6,394	$(5,985)	$3,535	$(37,322)

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2015 OUTLOOK

(In thousands, except per share data, unaudited)

First Quarter 2015
Reconciliation of Revenue to Bookings
Revenue range	$155,000 – 165,000
Change in deferred revenue	(15,000)

Bookings range	$140,000 – 150,000

Reconciliation of Net loss to Adjusted EBITDA
Net loss range	$(60,000) – (52,000)
Provision for (benefit from) income taxes	0 – 1,000
Other income (expense), net	(8,000)
Interest income	(1,000)
Restructuring expense	2,000 – 3,000
Depreciation and amortization	18,000
Contingent consideration fair value adjustment	2,000
Stock-based expense	37,000
Change in deferred revenue	(15,000)

Adjusted EBITDA range	$(25,000) – (15,000)

Reconciliation of Net loss to Non-GAAP Net loss
Net loss range	$(60,000) – (52,000)
Stock-based expense	37,000
Amortization of intangible assets from acquisitions	6,000
Contingent consideration fair value adjustment	2,000
Change in deferred revenue	(15,000)
Restructuring expense	2,000 – 3,000
Tax effect of non-GAAP adjustments to net loss	4,000 – 3,000

Non-GAAP net income (loss) range	$(24,000) – (16,000)

GAAP diluted shares Non-GAAP diluted shares	896,000 896,000
Net income (loss) per share	$(0.07) – (0.06)
Non-GAAP net income (loss) per share	$(0.03) – (0.02)